CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the inclusion of my audit report concerning the financial statements of Berita Capital Corporation in a filing of that company on Form S-1 for the period May 14, 2008 (Date of Inception) to February 28, 2009.

/s/ Robert G. Jeffrey

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Robert G. Jeffrey

Wayne, New Jersey 07470

May 7, 2009

BERITA CONSENT/HD